Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2002 Stock Incentive Plan of T-3 Energy Services, Inc., as amended and restated effective June 14, 2010, of our reports dated March 5, 2010, with respect to the consolidated financial statements of T-3 Energy Services, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of T-3 Energy Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
July 29, 2010